Exhibit 99.1

Armstrong World Industries Expands Exterior Architectural Metal Capabilities with Acquisition of A. Zahner Company

LANCASTER, Pa. (Dec. 4, 2024) — Armstrong World Industries. Inc. (NYSE: AWI), a leader in the innovation and manufacture of ceiling and wall solutions, announced today that it has acquired A. Zahner Company (Zahner). Based in Kansas City, Mo., Zahner is a widely recognized leader in the design, engineering and fabrication of highly crafted, complex exterior architectural metal solutions. Zahner's advanced metal surfaces and engineering systems are unique in the industry and have been used in some of the most iconic commercial buildings, cultural centers and other structures in North America and beyond.

“We are thrilled to welcome Zahner and its talented team to the Armstrong family. Over the last decade, Armstrong has developed and acquired world class metal design and manufacturing capabilities for interior ceilings and specialty walls. The addition of Zahner allows us to further expand into the highly specifiable, exterior architectural metal category,” said Vic Grizzle, President and CEO, Armstrong World Industries. “This acquisition represents a rare opportunity to connect two complementary companies with long, proven legacies of integrity, innovation and excellence in quality and service. With Zahner, we have dramatically elevated and expanded our capabilities to design, engineer, and fabricate truly unique, high-design architectural metal projects. Providing a broad, growing portfolio of specifiable materials and solutions to enable architects and designers to bring their most creative visions into reality – inside and outside a building – is a clear differentiator for Armstrong.”

A pioneer in the use of metal in architecture, Zahner is renowned for its collaborative design and metal fabrication capabilities for large and complex projects. The company’s unique knowledge of computational design, metal finishing and versatile engineering systems enables architects’ highly imaginative ideas to become incredible realities through the mindful use of crafted metals. Zahner’s process begins at the inception of a project through close collaboration with architects, designers, artists and other partners to ensure the delivery of design intent with manufacturability and long-term performance integrity. The work of Zahner has shaped some of the most recognized places and spaces in the United States, including SoFi Stadium in Inglewood, Calif., the Petersen Automotive Museum in Los Angeles, Calif., IBM’s corporate headquarters in Armonk, N.Y., and the Bloomberg Center in New York City.

“We are excited to join Armstrong World Industries and look forward to the opportunities this presents for our people and clients,” said William Zahner, CEO of Zahner. “I am confident that together with Armstrong we can accelerate our growth with a partner that shares common values, led by a focus on innovative design and client satisfaction. This begins a new chapter in an ongoing story of applying innovation and collaboration to build the incredible.”

Zahner was founded in 1897 by Andrew Zahner as a sheet metal fabricator of cornices and has expanded under the Zahner family leadership to become the premier designer and manufacturer of high-design architectural metal solutions. The business has production facilities in Missouri and Texas with approximately 160 employees, including experts in metallurgy, structural and mechanical engineering, and complex project management. The company is projected to generate revenue of approximately $42 million in 2024.

With the addition of Zahner, Armstrong has completed 12 Architectural Specialties acquisitions since 2016 and vastly expanded its portfolio of products and solutions, including a range of substrate materials for interior and exterior applications, such as metal, wood, felt and architectural resin. The Zahner acquisitiondirectly builds on and complements the exterior architectural metal capabilities of BOK Modern, LLC acquired by Armstrong in 2023. This broad portfolio enables Armstrong to participate in more spaces within the construction and renovation of a building with highly specified products and innovative solutions and is a key driver of the company’s growth strategy.

Armstrong funded the acquisition with existing cash and its revolving credit facility, and District Capital Partners acted as its buy-side adviser.

About Armstrong World Industries

Armstrong World Industries, Inc. (AWI) is a leader in the design and manufacture of innovative ceiling and wall solutions in the Americas. With $1.3 billion in revenue in 2023, AWI has more than 3,600 employees and a manufacturing network of 21 facilities, including Zahner, plus seven facilities dedicated to its WAVE joint venture. For over 160 years, Armstrong has delivered products and services to our customers that can transform how people design, build and experience spaces with aesthetics, acoustics, wellbeing and sustainability in mind.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, those relating to future financial and operational results, market and broader economic conditions and guidance. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. This includes annual guidance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Form 10-K and Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”), including our quarterly report for the quarter ended September 30, 2024. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

Contact

Theresa Womble, tlwomble@armstrongceilings.com or (717) 396-6354